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                                                                   EXHIBIT 4.1

         SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT ("Amendment") is entered into as of May 10, 1996, between MCGRATH RENTCORP, a California corporation and UNION BANK OF CALIFORNIA, NATIONAL ASSOCIATION, formerly known as The Bank of California, National Association, as agent for Banks (sometimes "Agent", sometimes individually "Bank" and sometimes with Fleet Bank, N.A., formerly known as National Westminister Bank, USA and Bank of America, National Trust and Savings Association, "Banks").

                                 RECITALS

A. Borrower is obligated to Banks pursuant to that certain Amended and Restated Credit Agreement dated as of June 14, 1994 (as amended from time to time, "Agreement").

B.   The parties mutually desire to amend the Agreement as set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. The Section entitled "Conversion Date" in Section 1.1 is hereby deleted in its entirety and replaced with the following:

     " 'Conversion Date' means June 30, 1997."

2. The section entitled "Term Loan Maturity Date" in Section 1.1 is hereby deleted in its entirety and replaced with the following:

     " 'Term Loan Maturity Date' means the earlier of (a) June 30, 2002, or
     (b) the date the due date of the Term Loan is accelerated pursuant to the rights of Banks under Article 9".

3.   The reference to "Borrower's President or Vice President of
Administration" in Section 7.3(a) is hereby amended to read "Borrower's President, Vice President of Administration or Treasurer/Vice President".

4. Section 7.3(b) is hereby deleted in its entirety and replaced with "Reserved".

5. The reference to "a Compliance Certificate of the President or Vice President of Administration or Chief Financial Officer of Borrower" in
Section 7.3(d) is hereby amended to read "a Compliance Certificate of the President, Vice President of Administration, Chief Financial Officer or Treasurer/Vice President of Borrower".

6. The reference to "Chief Financial Officer or Vice President of Administration of Borrower" in Section 7.3(g) is hereby amended to read "Chief Financial Officer, Vice President of Administration or Treasurer/Vice President of Borrower".

7. The date "December 31, 1993" in Section 7.12(a) is hereby amended to "December 31, 1995".

8. Sections 7.12(a)(1) is hereby deleted in its entirety and replaced with the following:

     "(1)   Seventy Million Dollars ($70,000,000.00); or".


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9.   Sections 7.12(a)(2) and (3) are hereby deleted in their entirety and replaced with "Reserved".

10. Section 7.12(c) is hereby deleted in its entirety and replaced with the following:

     "(c)   a utilization ratio of at least seven-tenth (7/10) for Eligible
     Inventory and four-tenths (4/10) for Eligible Equipment reported as of the end of each calendar quarter. Compliance with this ratio shall be determined by adding the utilization value as of end of each month during the respective quarterly reporting period and dividing the resulting sum by three (3). For purposes of this Section 7.12, "Utilization Ratio" means the ratio of (i) the original cost of Borrower of all Eligible Inventory and the net book value of Eligible Equipment subject to valid existing leases by Borrower as lessor; and
     (ii) the original cost of all Eligible Inventory and the net book value of Eligible Equipment held for lease by Borrower; and"

11. Section 8.7(b) is hereby deleted in its entirety and replaced with the following"

     "(b)   on or after the Conversion Date, no more than One Million Five
     Hundred Thousand (1,500,000) shares of its capital stock".

12. FULL FORCE AND EFFECT. Except as specifically provided herein, all terms and conditions of the Agreement and each Loan Document remain in full force and effect, without waiver or modification. This Second Amendment shall be construed as a waiver of or a consent to any default under or breach of this Agreement. This Second Amendment and the Agreement shall be read together as one document.

13. REPRESENTATIONS AND WARRANTIES. As part of the consideration for the Banks and Agent to enter into this Second Amendment, the Borrower represents and warrants to the Banks and Agent as follows:

     (a) The execution, delivery and performance by the Borrower of this Second Amendment are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action by or in respect of, or filing with, any governmental body, agency or official, and the execution, delivery and performance by the Borrower of this Second Amendment do not contravene, or constitute a default under, any provision of applicable law or requirements or of the certificate or articles of incorporation or the by-laws of the Borrower or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any assets of the Borrower, or result in the creation or imposition of any Lien on any asset of the Borrower.

     (b) This Second Amendment constitutes the valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, except as enforceability may be subject to applicable bankruptcy, insolvency, reorganization, equity of redemption, moratorium or other laws now or hereafter in effect relating to creditors rights, and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).


     (c) No Event of Default has occurred and is continuing, and the representations and warranties of the Borrower in the Agreement and other Loan Documents delivered pursuant thereto are true and correct in all material respects as of the date hereof as if made on the date hereof.


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     (d)   The officer of the Borrower executing and delivering this Second
     Amendment on behalf of the Borrower has been duly authorized by appropriate corporate resolutions to so execute and deliver this Second Amendment.

14. COUNTERPARTS. This Second Amendment may be executed by the parties hereto in one or more counterparts and all such counterparts, when taken together, shall constitute one and the same Second Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to become effective as of the date and year first written above.

BANKS:                                       BORROWER:

UNION BANK OF CALIFORNIA,                    MCGRATH RENTCORP, a
NATIONAL ASSOCIATION                         California corporation
formerly known as The Bank of
California, National Association, as a
Bank and as Agent

By:                                          By:
   ------------------------------------         ------------------------------

Title:                                       Title:
      ---------------------------------            ---------------------------

FLEET BANK, N.A.,
formerly known as National
Westminister Bank, USA

By:
   ------------------------------------

Title:
      ---------------------------------

BANK OF AMERICA NATIONAL TRUST AND
SAVINGS ASSOCIATION

By:
   ------------------------------------

Title:
      ---------------------------------


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